Exhibit 10.4

CALERES, INC.
DEFERRED COMPENSATION PLAN

WHEREAS, Brown Shoe Company, Inc. (“Brown”) established the Brown Shoe Company, Inc. Deferred Compensation Plan (“Plan”) as of January 1, 2008; and

WHEREAS, Brown shall be renamed Caleres, Inc. (“Company”) effective as of May 28, 2015; and

WHEREAS, the Company desires to amend and restate the Plan effective as of May 28, 2015 to change the name of the Plan and reflect the Company’s new name;

NOW, THEREFORE, effective May 28, 2015, the Company hereby amends the restates the Plan as follows:

CALERES, INC.
DEFERRED COMPENSATION PLAN

1.    PURPOSE
The purpose of this Caleres, Inc. Deferred Compensation Plan (“Plan”) is to provide eligible key employees of the Company with an opportunity to defer compensation to be earned by them from the Company as a means of saving for retirement or other future purposes and to provide such employees with competitive retirement and capital accumulation benefits. In addition, the Plan is intended to provide eligible key employees additional incentive to remain employed by the Company and to attract certain executive-level employees.
2.    DEFINITIONS
The following definitions shall be applicable throughout the Plan:
2.1    Account.
“Account” means a bookkeeping account established and maintained by the Company for each Participant reflecting Deferred Compensation and Company Credits (if any) and earnings and losses thereon in accordance with Section 5.
2.2    Accounting Date
“Accounting Date” means each Business Day on which a calculation concerning a Participant's Account is performed, or as otherwise defined by the Committee.
2.3    Beneficiary
“Beneficiary” means the person or persons designated by the Participant in accordance with Section 7.2, or if no person or persons are so designated, the estate of a deceased Participant.
2.4    Board
“Board” means the Board of Directors of Caleres, Inc. or its designee or, if then in existence, the Committee.
2.5    Business Day
“Business Day” means a day on which the New York Stock Exchange is open for trading activity.
2.6    Committee
“Committee” means the Compensation Committee of the Board.
2.7    Company
“Company” means Caleres, Inc., its divisions, subsidiaries and affiliates in which Caleres, Inc. or a subsidiary owns at least 50% of the voting equity interests.

2.8    Company Credits
“Company Credits” means amounts, if any, credited to a Participant’s Account for a Plan Year, as determined by the Committee in its sole discretion from time to time.
2.9    Compensation
“Compensation” means any employee compensation determined by the Committee to be properly deferrable under the Plan.
2.10    Credit Date
“Credit Date” means each date on which Deferred Compensation of Company Credits are credited to an Account in accordance with rules prescribed by the Committee.
2.11    Deferred Compensation
“Deferred Compensation” means the Compensation elected by the Participant to be deferred pursuant to the Plan.
2.12    Election
“Election” means a Participant's delivery of a written notice of election to the Committee or its designee electing to defer payment of a specified percentage of his or her Compensation (in accordance with rules prescribed by the Committee) until such time as permitted by the Committee.
2.13    Employee
“Employee” means an individual classified by the Committee as a full-time, regular salaried employee of the Company.
2.14    Participant
“Participant” means an Employee who is selected by the Committee to be eligible to participate in the Plan and who has made an Election.
2.15    Performance-Based Compensation
“Performance-Based Compensation” means Compensation that (a) is based on services performed over a period of at least 12 months and (b) constitutes performance-based compensation as defined in Treasury Regulations issued under Code Section 409A.
2.16    Plan
“Plan” means this Caleres, Inc. Deferred Compensation Plan, as amended from time to time.
2.17    Plan Year
“Plan Year” means the annual period commencing January 1 and ending the following December 31.

2.18    Specified Employee
“Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder and the resolutions of the Board governing such determination.
2.19    Termination
“Termination” means termination of services as an Employee for any reason. A Participant shall be deemed to have terminated employment if the Company and the Participant reasonably anticipate a permanent reduction in his or her level of bona fide services to a level less than 50% of the average level of bona fide services provided by the Participant in the immediately preceding 36-month period. Notwithstanding the preceding sentence, no termination of employment shall occur (1) while the Participant is on military leave, sick leave, or other bona fide leave-of-absence which does not exceed six months or such longer period during which the Participant retains a right to reemployment with the Company pursuant to law or by contract; or (2) while the Participant is on a leave-of-absence due to a medically determinable physical or mental impairment that can be expected to last for a continuous period of six months or more and results in the Participant being unable to perform services for the Company in his or her position or a substantially similar position and that does not exceed 29 months. A leave of absence will be a bona fide leave-of-absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. A Participant who transfers employment to any subsidiary of the Company or other entity in which the Company has a twenty percent (20%) or greater ownership interest shall be deemed not to have terminated employment as long as such Participant is an employee of such a subsidiary or entity.
3.    ADMINISTRATION
Full power and discretionary authority to construe, interpret and administer the Plan shall be vested in the Committee. This power and authority includes, but is not limited to, selecting which Employees are eligible to participate in the Plan, selecting Compensation eligible for deferral, selecting investment indices, establishing the level of Company Credits (if any) to the Plan, establishing deferral terms and conditions, receiving and approving beneficiary designation forms, and adopting modifications, amendments and procedures as may be deemed necessary, appropriate or convenient by the Committee. Decisions of the Committee shall be final, conclusive and binding upon all parties. The Committee, in its sole discretion, may delegate day-to-day administration of the Plan to an employee or employees of the Company or to a third-party administrator. The Committee may also rely on outside counsel, independent accountants or other consultants or advisors for advice and assistance in fulfilling its administrative duties under the Plan.
4.    ELIGIBILITY
The Committee shall have the authority to select from management and/or highly compensated employees those Employees who shall be eligible to participate in the Plan and the date on which such Employees may commence participation.
5.    PARTICIPANT ACCOUNTS
Upon a Participant’s initial election to participate in the Plan or, if earlier, upon the credit of a Company Credit, there shall be established an Account, as designated by the Participant, to which there shall be credited any Deferred Compensation and/or Company Credits as of each Credit Date. The Account shall be credited or debited, as appropriate, on each Accounting Date with income or loss, as appropriate, based upon a hypothetical investment in any one or more of the investment options available under the Plan, as prescribed by the Committee for the particular Compensation credited.
6.    TERMS OF PARTICIPATION
6.1    In General
(a)    General Election Rules. Any Employee selected by the Committee to participate in the Plan may elect to do so by delivering to the Committee or its designee an Election on a form prescribed by the Committee, electing the timing and form of distribution (if applicable), and setting forth the manner in which such Deferred Compensation shall be credited with investment gains and losses in accordance with Section 5. A Participant may elect to defer up to 50% of his or her Compensation which is base salary and up to 100% of all other Compensation which is not base salary; provided that, the minimum Deferred Compensation for a Plan Year is $5,000. A Participant’s Election must be filed at such time as designated by the Committee, but in no event later than the December 31 preceding the first day of the Plan Year in which the services are performed which relate to the Compensation being deferred. A Participant may submit a new Election with respect to Compensation earned in a subsequent Plan Year by filing a new Election no later than the December 31 preceding the first day of the Plan Year in which the services are performed which relate to the Compensation subject to the new Election. An effective Election may not be revoked or modified after the December 31 preceding the first Plan Year in which services are performed which relate to the Compensation subject to such Election. During a Plan Year, an Election shall be irrevocable, and the deferral percentage or amount elected by the Participant thereunder shall not be increased or decreased. If an Election has not been made with respect to Compensation to be earned in any Plan Year, the Participant shall be deemed to have elected not to have Deferred Compensation credited to his or her Account for such Plan Year with respect to Compensation earned during such Plan Year.
(b)    Performance-Based Compensation. Notwithstanding subsection (a) above, in the case of an Election to defer Compensation which is Performance-Based Compensation, an Election must be made no later than a date (as determined by the Committee) that is six months before the end of the performance period, provided that, (1) the Participant continuously performs services from the date the performance criteria are established through the date the Participant makes his or her Election and (2) the Compensation is not substantially certain to be paid and is not readily ascertainable as of the date of such Election.
(c)    Forfeitable Rights. Notwithstanding subsection (a) or (b) above, if the Compensation is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right to the Compensation, the Committee may permit a Participant to file an Election on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the Election is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.
(d)    New Participants. Notwithstanding subsections (a), (b) or (c) above, in the case of a Participant who first becomes eligible to participate in this Plan during a Plan Year, an election to defer Compensation may be made within 30 days after the date the Employee first becomes eligible to participate in the Plan, provided that the Employee has not previously become eligible to participate in any other nonqualified account balance plan maintained by the Company (as defined in Treasury Regulation Section 1.409A-1(c)(2)(i)(A)), with respect to Compensation paid for services to be performed subsequent to the Election, which shall be irrevocable during such initial year of participation. With respect to Compensation which is earned based upon a specified performance period, such as an annual bonus, such initial Election shall apply only to the portion of such Compensation equal to the total amount of Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Election over the total number of days in the performance period. However, an election with respect to such Compensation may apply to the entire amount and/or be made at a later date, but only if otherwise permitted under subsection (b) above.
(e)    Suspension. Notwithstanding any other provision of this Plan, if a Participant receives a safe harbor hardship distribution under any tax-qualified employee retirement plan maintained by his or her employer, all deferral elections of the Participant under the Plan shall be suspended for a period of at least 6 months, and the Participant shall not be eligible to resume deferrals hereunder until the Plan Year beginning after expiration of such 6-month period.
6.2    Investment Alternatives For Existing Balances
A Participant may elect to change an existing selection as to the investment alternatives in effect with respect to existing amounts in his or her Account (in increments prescribed by the Committee) as often, and with such restrictions, as determined by the Committee.
6.3    Vesting.
A Participant’s Deferred Compensation and earnings thereon shall be immediately one-hundred percent (100%) nonforfeitable upon being credited to such Participant’s Account. At the time of contribution, the Committee shall specify the vesting schedule applicable to a Participant’s Company Credits and earnings thereon.
7.    DISTRIBUTION
7.1    In General
(a)    Termination. At the time that a Participant makes an Election to defer Compensation, he or she shall select a method for the distribution of the balance of that Deferred Compensation and any Company Credits credited during such Plan Year, including earnings on such amounts. Upon Termination, the balance of the Participant’s Account shall be distributed to the Participant according to the pay-out method or methods selected by the Participant in his or her Elections, payable beginning with the first day of the first month following the month in which Termination occurs. A Participant may elect to receive his account distribution as a lump sum or in substantially equal annual installments over a set period up to 15 years. Notwithstanding a Participant’s election, payment of benefits shall not be made or commence under the Plan prior to the date which is 6 months after the date of a Participant’s Termination in the case of a Participant who is determined to be a Specified Employee at the time of his or her Termination. In such case, the Specified Employee’s Account shall be credited with earnings or losses during such six-month period in accordance with Section 5 and distribution shall be made or commence on the day after the last day of such six-month period.
(b)    Scheduled Payments. At the time a Participant makes an Election under the Plan, he or she may elect for the distribution of amounts subject to such Election, and earnings thereon, to be made in a specified year. The specified year must be at least three years after the year to which the deferral relates. Distributions pursuant to this scheduled payment option shall be paid in a single lump sum on the January 1 of the specified year (or as soon as practicable thereafter during the same calendar year). Upon a Participant’s Termination prior to the specified year applicable under a scheduled payment option election, amounts in his or her Account which are subject to the scheduled payment option election shall be paid upon Termination in a single lump sum on the first day of the month following the month in which Termination occurs.

(c)    Subsequent Election Changes. A Participant may elect to change his or her method of distribution with respect to one or more Elections in accordance with rules established by the Committee by making a subsequent Election. If a Participant makes a subsequent Election, then (a) such election shall not take effect until at least 12 months after the date on which such election is made, and submitted to the Committee; (b) the first payment with respect to which such election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made; (c) any election related to a payment that was otherwise to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment; and (d) with respect to a change in payment form, such change may not impermissibly accelerate the time or schedule of any payment under the Plan, except as provided in regulations promulgated by the Secretary of Treasury. For purposes of applying the provisions of this Section 7.1(c), installment payments shall be considered a single payment for purposes of applying these subsequent election rules.
7.2    Death
In the event of the Participant’s death, the Company shall pay all amounts in such Participant’s Account to the Participant’s Beneficiary in a single lump sum no later than 30 days after the month in which the Participant’s death occurs. Neither the Participant nor a Beneficiary shall have a right to designate the taxable year of the payment.
A Participant may designate one or more persons (including a trust) to whom or to which payments are to be made if the Participant dies before receiving distribution of all amounts due under the Plan. A Participant may, at any time, elect to change the designation of a Beneficiary. A designation of Beneficiary will be effective only after the signed designation of Beneficiary is filed with the Committee or its designee while the Participant is alive and will cancel all designations of Beneficiary signed and filed earlier. If the Participant fails to designate a Beneficiary as provided above or if all of a Participant's Beneficiaries predecease him or her and he or she fails to designate a new Beneficiary, the remaining unpaid amounts shall be paid to the estate of such Participant.
7.3    Form of Distribution
Distribution of a Participant’s Account shall be made in cash.
8.    FINANCIAL HARDSHIP
In the event that a Participant (or in the case of the Participant’s death, his beneficiary) suffers a Financial Hardship, the Company may distribute on behalf of the Participant, his beneficiary or his legal representative, any portion of the Participant’s Account, but in no event more than the amount reasonably necessary to relieve the Financial Hardship upon which the request is based, plus the federal and state taxes due on the withdrawal, with any such distribution to be determined by the Committee if it deems advisable in its sole and absolute discretion. Any such hardship distribution shall be made at such times as the Committee shall determine, and the Participant’s Account shall be reduced by the amount so distributed and/or utilized. Financial Hardship means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, his or her spouse or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

9.    UNSECURED GENERAL CREDITOR STATUS OF EMPLOYEE
The payments to Participants and their Beneficiaries hereunder shall be made from the general corporate assets of the Company. No person shall have any interest in any such assets by virtue of the provisions of this Plan. The Company's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company. Any accounts maintained under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any account shall hold any actual funds or assets.
10.    INALIENABILITY OF BENEFITS
The interests of the Participants and their Beneficiaries under the Plan may not in any way be voluntarily or involuntarily transferred, alienated or assigned, nor subject to attachment, execution, garnishment or other such equitable or legal process. A Participant or Beneficiary cannot waive the provisions of this Section 10.
11.    CLAIMS PROCEDURE
Any Participant, Beneficiary or any other person claiming benefits, eligibility, participation or any other right or interest under this Plan may file a written claim setting forth the basis of the claim with the Chief Executive Officer of the Company (“CEO”) at the Company’s then current address. A written notice of the CEO’s disposition of any such claim shall be furnished to the claimant within a reasonable time (not to exceed ninety (90) days) after the claim is received by the CEO. Notwithstanding the foregoing, the CEO may have additional time (not to exceed ninety (90) days) to decide the claim if special circumstances exist, provided that he advises the claimant, in writing and prior to the end of the initial ninety (90) day period, of the special circumstances giving rise to the need for additional time and the date on which he expects to decide the claim. If the claim is denied, in whole or in part, the notice of disposition shall include the specific reason for the denial, identify the specific provisions of the Plan upon which the denial is based, describe any additional material or information necessary to perfect the claim, explain why that material or information is necessary and describe the Plan’s review procedures, including the timeframes thereunder for a claimant to file a request for review and for the Committee to decide the claim. The notice shall also include a statement advising the claimant of his right to bring a civil action if his claim is denied, in whole or in part, upon review.
Within sixty (60) days after receiving the written notice of the CEO’s disposition of the claim, the claimant may request, in writing, review by the Committee of the CEO’s decision regarding his claim. Upon written request, the claimant shall be entitled to a review meeting with the Committee to present reasons why the claim should be allowed. The claimant or his authorized representative may submit a written statement in support of his claim, together with such comments, information and material relating to the claim, as he deems necessary or appropriate. The claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which are relevant to the claimant’s claim and its review. If the claimant does not request review within sixty (60) days after receiving written notice of the CEO’s disposition of the claim, the claimant shall be deemed to have accepted the CEO’s written disposition.
The Committee shall make its decision on review and provide written notice thereof to the claimant within a reasonable time (not to exceed sixty (60) days) after the claim is received by the Committee. Notwithstanding the foregoing, the Committee may have additional time (not to exceed sixty (60) days) to decide the claim if special circumstances exist provided that the Committee advises the claimant, in writing, prior to the end of the initial sixty (60) day period, of the special circumstances giving rise to the need for additional time and the date on which it expects to decide the claim. In no event shall the Committee have more than one hundred twenty (120) days following its receipt of the claimant’s request for review to provide the claimant with written notice of its decision. The Committee shall have the right to request of and receive from claimant such additional information, documents or other evidence as the Committee may reasonably require. In the event that the Committee requests such additional information from the claimant, the period for making the benefit determination on review shall not take into account the period beginning on the date on which the Committee notifies the claimant in writing of the need for additional information and ending on the date on which the claimant responds to the request for additional information.
If the claim is denied upon review, in whole or in part, the notice of disposition shall include the specific reason for the denial, identify the specific provision of the Plan upon which the denial is based, include a statement advising the claimant of his right to receive, upon written request and free of charge, reasonable access to and copies of all documents, records and other information which are relevant to the claimant’s claim and include a statement advising the claimant of his right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended if his claim is denied, in whole or in part, upon review.
For purposes of this Section, a document, record or information will be considered “relevant’ if it (a) was relied upon by the CEO or Committee, as applicable, in making the benefit decision, (b) was submitted, considered or generated in the course of making such decision, even if it was not relied upon in making those decisions, or (c) demonstrates compliance with the administrative processes and safeguards established by the Plan to insure that the terms of the Plan have been followed and applied consistently.
To the extent permitted by law, a decision on review by the Committee shall be binding and conclusive upon all persons whomsoever. Completion of the claims procedure described in this Section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan, or by another person claiming rights through such a person. The Committee may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

12.    GOVERNING LAW
The provisions of this plan shall be interpreted and construed in accordance with the laws of the State of Missouri, except to the extent preempted by Federal law.
13.    AMENDMENTS
The Committee may amend, alter or terminate this Plan at any time without the prior approval of the Board. Any distributions made due to termination of the Plan must comply with the termination rules under Code Section 409A and the regulations promulgated thereunder.

IN WITNESS WHEREOF, this Plan is amended and restated as of May 28, 2015.

CALERES, INC.

By:	/s/ Michael I. Oberlander

Title:	Senior Vice President, General Counsel and Corporate Secretary

Date:	May 29, 2015